Exhibit 8


April 19, 2001

Fidelity Federal Bancorp
18 NW Fourth Street
PO Box 1347
Evansville, Indiana  47706-1347

      Re: Fidelity Federal Bancorp Stock Subscription Rights Offering Registration Statement on Form S-3 (No. 333-53668 )


      We have acted as tax counsel to Fidelity Federal Bancorp, an Indiana corporation (the "Registrant"), in connection with the proposed stock subscription rights offering ("rights offering") to its shareholders. We have advised the Registrant with respect to certain federal income tax consequences of the proposed rights offering. Our opinion regarding the material federal income tax consequences relating to the rights offering is set forth under the heading "Material Federal Income Tax Considerations" in the Prospectus, which is a part of the Registration Statement on Form S-3 ("Registration Statement") filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933 (the "Act"), for the registration of the rights offering under the Act. Such advice does not purport to discuss all possible federal, state, local or foreign tax consequences of the proposed rights offering.


      We hereby consent to the use of our name under the caption "Material Federal Income Tax Considerations" in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act or that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                    Very truly yours,

                                    /s/ Krieg DeVault Alexander & Capehart, LLP

                                    KRIEG DEVAULT ALEXANDER & CAPEHART, LLP